Exhibit 99.2

Extreme Networks Announces $75 Million Share Buyback Plan

And Date for 2012 Annual Meeting of Stockholders

SANTA CLARA, Calif., October 1, 2012 /PRNewswire/ — Extreme Networks, Inc. (Nasdaq: EXTR) today announced its Board of Directors has authorized the repurchase of common stock worth up to $75 million which may be purchased over the next three years from time to time in the open market or in privately negotiated transactions.

“Our business is generating positive cash flow and in September 2012 the $46 million sale of our headquarters campus in Santa Clara was completed. Our long term capital allocation strategy is to aim to preserve a minimum cash balance of approximately $125 million to demonstrate our long term viability to customers, while maximizing shareholder value with excess cash. We believe that returning capital to our investors in the form of a share buy-back plan is one of the best uses of excess cash today and that our stock represents an attractive value relative to our future prospects,” said Oscar Rodriguez, Chief Executive Officer of Extreme Networks, Inc. “We believe that our core earnings potential should continue to improve from growth in our ethernet data center products, and in particular, our leading edge 10GbE products.”

The share repurchase of up to $75 million represents the initial capital authorization for the next three years and will be reviewed at least annually by the Board of Directors. The plan implementation will be designed to maintain the value of our deferred tax assets resulting from net operating losses. Because of this, it is currently expected that purchases will occur unevenly over the 3 year period, ramping over time. The Board of Directors has authorized management to determine the exact timing and amount of any shares repurchased based on an evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the company might otherwise be precluded from doing so under its insider trading practices. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be cancelled and not available for future corporate purposes.

Extreme Networks will fund the share repurchases from cash on hand, which was approximately $200 million as of September 30, 2012. As of August 6, 2012, there were approximately 95 million shares of common stock outstanding.

In addition, Extreme Networks today announced its 2012 Annual Meeting of Shareholders will be held on Tuesday, November 27, 2012 at 1:00 p.m. Eastern Standard Time at the Hyatt House Raleigh Durham Airport, 10962 Chapel Hill Road, Morrisville, North Carolina, 27560. Stockholders of record as of the close of business on October 5, 2012 are entitled to receive notice of and vote at the 2012 Annual Meeting of Stockholders. Additional details on the 2012 Annual Meeting of Stockholders can be found in the Current Report on Form 8-K to be filed in connection with this announcement.

About Extreme Networks

Extreme Networks is a technology leader in high performance Ethernet switching for cloud, data center and mobile networks. Based in Santa Clara, CA, Extreme Networks has more than 6,000 customers in more than 50 countries. For more information, visit the company’s website at http://www.extremenetworks.com

Extreme Networks, the Extreme Networks logo are registered trademarks of Extreme Networks, Inc. in the United States and/or other countries.

Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements as to the potential benefits of the share repurchase and financial performance and the ability to conduct the share repurchase, in part or in whole, without impairing deferred tax assets are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date. Because such statements deal with future events, they are subject to risks and uncertainties, including network design and actual results of use of the product in different environments. We undertake no obligation to update the forward-looking information in this release. Other important factors which could cause actual results to differ materially are contained in the Company’s 10-Qs and 10-Ks which are on file with the Securities and Exchange Commission. (http://www.sec.gov).